Exhibit 3.2
SEMPRA

BYLAWS
(As Amended Through May 12, 2023)

Article I
CORPORATE MANAGEMENT
The business and affairs of Sempra (the “Corporation”) shall be managed, and all corporate powers shall be exercised by or under the direction of the board of directors of the Corporation (the “Board” and each member of the Board, a “Director”), subject to the provisions of the General Corporation Law of the State of California (as it may be amended from time to time, the “General Corporation Law”) and any limitations in the Articles of Incorporation of the Corporation (as they may be amended from time to time, the “Articles of Incorporation”).

Article II
OFFICERS
1.Designation. The officers of the Corporation (i) shall consist of a Chief Executive Officer, President, Chief Financial Officer and Secretary and (ii) may further include a Chairman of the Board (the “Chairman”), a Chief Operating Officer, one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, a Controller, one or more Assistant Controllers, and such other officers with such titles and duties as the Board may from time to time determine. In addition to any such appointments that may be made by the Board, the Chairman, if an officer, shall also have the authority to appoint one or more Assistant Secretaries, Assistant Treasurers, Assistant Controllers and other assistant officer positions as the Chairman, if an officer, determines to be advisable. Any number of offices may be held by the same person.
2.Appointment; Term. The officers of the Corporation shall be appointed by the Board. Subject to the rights, if any, of an officer under any contract of employment, (i) each officer shall serve at the pleasure of the Board and shall hold office until his or her resignation, removal or other disqualification from service, or until his or her successor is duly appointed, and (ii) any officer may be removed from office at any time, with or without cause, by the vote of a majority of the authorized number of Directors. The Board may fill vacancies or appoint new officers at any time. In the case of Assistant Secretaries, Assistant Treasurers, Assistant Controllers and other assistant officer positions, the Chairman, if an officer, may also remove any such officers from such offices at any time, with or without cause. In addition to the duties designated by the Board or elsewhere in these Bylaws and the duties designated by the Chief Executive Officer to any other officer (other than the Chairman if the Chairman is an officer), the officers of the Company shall have the duties set forth in this Article II.
3.Chief Executive Officer. The Chief Executive Officer of the Corporation shall be the general manager and chief executive officer of the Corporation, subject to the control of the Board, and as such shall direct the overall business, affairs and operations of the Corporation, shall have general supervision of the officers of the Corporation and shall have all such other duties as are incident to such office.

4.President. The duties of the President of the Corporation shall include, but not be limited to, assisting the Chief Executive Officer (to the extent the President is not also the Chief Executive Officer) in directing the overall business, affairs and operations of the Corporation.
5.Chief Operating Officer. The duties of the Chief Operating Officer of the Corporation shall include, but not be limited to, directing the day-today business, affairs and operations of the Corporation, under the supervision of the Chief Executive Officer and (to the extent the Chief Executive Officer is not also the President) the President, and such other duties as are incident to such office.
6.Vice Presidents. The Vice Presidents shall have such duties as are incident to each such office.
7.Chief Financial Officer. The Chief Financial Officer shall be responsible for the overall management of the financial affairs of the Corporation and shall have all such other duties as are incident to such office.
8.Secretary and Assistant Secretary. The Secretary shall attend all meetings of the shareholders of the Corporation (“Shareholders”) and the Board, keep a true and accurate record of the proceedings of all such meetings and attest the same by his or her signature, have charge of all books, documents and papers which appertain to the office, have custody of the corporate seal and affix it to all papers and documents requiring sealing, give all notices of meetings, and have all other duties as are incident to such office. In the absence of the Secretary, any Assistant Secretary may perform the duties and shall have the powers of the Secretary. For the avoidance of doubt, in the absence of the Secretary or an Assistant Secretary, the Board may designate another person to act as Secretary at any Board meeting or meeting of Shareholders, and the presiding officer of any meeting of Shareholders may also designate any person to act as Secretary at such meeting of Shareholders.
9.Treasurer and Assistant Treasurer. The Treasurer shall have all duties as are incident to such office. In the absence of the Treasurer, any Assistant Treasurer may perform the duties and shall have all the powers of the Treasurer.
10.Controller and Assistant Controller. The Controller shall be responsible for establishing financial control policies for the Corporation and shall have all duties as are incident to such office. In the absence of the Controller, any Assistant Controller may perform the duties and shall have all the powers of the Controller.
Article III
DIRECTORS
1.Number. The Board shall consist of not less than nine nor more than 17 Directors. The exact authorized number of Directors shall be fixed from time to time, within the limits specified, by approval of the Board or the Shareholders.
2.Election.
(a)At each annual meeting of Shareholders (an “Annual Meeting”), Directors shall be elected to hold office until the next Annual Meeting. In any election of Directors that is not an uncontested election, the candidates receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the number of

Directors to be elected by those shares, shall be elected and votes against the Director and votes withheld shall have no legal effect.
(b)In any uncontested election of Directors, Approval of the shareholders shall be required to elect a Director. If an incumbent Director fails to be elected by Approval of the shareholders in an uncontested election then, unless the incumbent Director has earlier resigned, the term of the incumbent Director shall end on the earlier of (i) the date that is 90 days after the date on which the voting results of the election are determined pursuant to Section 707 of the General Corporation Law or (ii) the date on which the Board selects a person to fill the office held by that Director in accordance with Article III, Section 3 of these Bylaws and Section 305 of the General Corporation Law.
(c)An “uncontested election” means an election of Directors in which the number of candidates for election does not exceed the number of Directors to be elected by the Shareholders at that election, determined (i) in the case of an Annual Meeting, at the expiration of the time fixed under (A) Section 1(b) of Article V of these Bylaws requiring advance notification of Director candidates or (B) Section 4(f) of Article V of these Bylaws requiring timely delivery of a Shareholder Notice (as defined in Article V, Section 4 of these Bylaws) and (ii) in the case of a special meeting of Shareholders (a “Special Meeting”), at the expiration of the time fixed under Section 2 of Article V of these Bylaws requiring advance notification of Director candidates.
3.Vacancies. Vacancies in the Board may be filled as set forth in the Articles of Incorporation.
4.Compensation. Members of the Board shall receive such compensation and reimbursement of expenses as the Board may from time to time determine.
5.Regular Meetings. Regular meetings of the Board shall be held on such dates and at such times and places as may be designated by the Board. Notice of regular meetings of the Board need not otherwise be given to Directors.
6.Special Meetings. Special meetings of the Board may be called at any time by the Chairman, the Lead Independent Director (if one has been appointed), the Chief Executive Officer, the President or a majority of the Directors then in office. Notice shall be given to each Director of the date, time and place of each special meeting of the Board. If given by mail, such notice shall be mailed to each Director at least four days before the date of such meeting. If given personally or by telephone (including a voice messaging system or other system or technology designed to record and communicate messages), telegraph, facsimile, electronic mail or other electronic means, such notice shall be given to each Director at least 48 hours before the time of such meeting. Notice of a meeting need not be given to any Director who provides a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof in writing, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Director.
7.Quorum; Board Action. A majority of the authorized number of Directors constitutes a quorum for the transaction of business; provided, that in no event shall the number of Directors constituting a quorum be less than the greater of (a) one-third of the authorized number of Directors or (b) two Directors. Except as otherwise provided by applicable law, the Articles of Incorporation or these Bylaws, every act or decision of a majority of the Directors present at a meeting at which a quorum is present shall be valid as the act of the Board; provided, that a meeting at which a quorum is initially present may continue to transact business, notwithstanding the withdrawal of Directors, if any action taken is approved by at least a majority of the required quorum for such meeting. A majority of Directors present at any meeting, whether or not a quorum is present, may adjourn the meeting to another time and place.
8.Action Upon Consent. Any action required or permitted to be taken by the Board may be taken without a meeting, if all members of the Board shall individually or collectively consent in writing to such action.
9.Participation by Remote Communication. Members of the Board may participate in a meeting through use of any means of remote communication, including by conference telephone, electronic video screen communication, or electronic transmission by and to the Corporation. Participation in a meeting through use of conference telephone or electronic video screen communication constitutes presence in person at that meeting as long as all members participating in the meeting are able to hear one another. Participation in a meeting through electronic transmission by and to the Corporation or other means of remote communication (other than conference telephone and electronic video screen communication) constitutes presence in person at that meeting if both of the following apply: (a) each member participating in the meeting can communicate with all of the other members concurrently, and (b) each member is provided the means of participating in all matters before the Board, including the capacity to propose, or to interpose an objection to, a specific action to be taken by the Corporation.
10.Directors Emeritus. The Board may from time to time elect one or more Directors Emeritus. Each Director Emeritus shall have the privilege of attending meetings of the Board upon invitation of the Chairman, the Chief Executive Officer or the President. No Director Emeritus shall be entitled to vote on any business coming before the Board or be counted as a member of the Board for any purpose whatsoever.
11.Chairman. The Chairman shall be a Director and shall preside at meetings of the Board and meetings of the Shareholders unless unavailable to do so. If the Chairman is not present at a meeting of the Board, then the Lead Independent Director (if one has been appointed) shall preside, or if no Lead Independent Director has been appointed or the Lead Independent Director is unavailable, then another Director chosen by or in the manner provided by the Board shall preside. If the Chairman is not present at a meeting of Shareholders, then the provisions set forth in Section 10 of Article V shall apply. The Chairman shall have such duties as are incident to such office (in addition to, if the Chairman is an officer, the assistant officer appointment powers set forth in Section 2 of Article II) and shall perform such other duties as the Board may from time to time determine. Notwithstanding anything to the contrary contained herein, the Chairman is not, solely by virtue of that title, an officer or employee of the Corporation and a person holding the title of Chairman may but need not be an officer or employee of the Corporation.
12.Lead Independent Director. In the event that the Chairman is not considered “independent” in accordance with the standards established by the principal national securities exchange on which the Corporation’s common stock is listed and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Directors, the majority of the Directors who are considered “independent” in accordance with such standards may from time to time appoint a Lead Independent Director who shall be “independent” in accordance with such standards and who will have such duties as determined by the Board or as provided in these Bylaws.

Article IV
COMMITTEES
1.Committees. The Board may designate one or more committees, each consisting of two or more Directors, to serve at the pleasure of the Board. Any such committee must be designated, and any member thereof must be appointed, by a majority of the authorized number of Directors. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent member at any meeting of the committee. The Board may delegate to such committees any or all of the authority of the Board except with respect to:
(a)The approval of any action which also requires the Approval of the shareholders or Approval of the outstanding shares of the Corporation;
(b)The filling of vacancies on the Board or on any committee;
(c)The fixing of compensation of the Directors for serving on the Board or on any committee;
(d)The amendment or repeal of these Bylaws or the adoption of new bylaws;
(e)The amendment or repeal of any resolution of the Board which by its express terms is not so amendable or repealable;
(f)A Distribution to its shareholders, except at a rate, in a periodic amount or within a price range set forth in the Articles of Incorporation or determined by the Board; and
(g)The appointment of other committees of the Board or the members thereof.
2.Notice of Meetings. Meetings of each committee may be called at any time by the chairman of the applicable committee, a majority of the authorized number of Directors on the applicable committee or as otherwise provided by the Board. Unless the Board shall establish different requirements for the giving of notice of committee meetings, notice of each meeting of any committee of the Board shall be given to each member of such committee, and the giving of such notice shall be subject to the same requirements as the giving of notice of special meetings of the Board, except that notice of regular meetings of any committee for which the date, time and place has been previously designated by the committee need not otherwise be given to members of the committee.
3.Conduct of Meetings. The provisions of these Bylaws with respect to the conduct of meetings of the Board shall govern the conduct of committee meetings, which for purposes of this Article IV and for the avoidance of doubt shall include the meeting conduct described in Sections 7, 8, and 9 of Article III (provided, that the reference in such Section 7 to “a majority of the authorized number of Directors” shall mean a majority of the authorized number of Directors on the applicable committee; the reference in such Section 7 to “one-third of the number of Directors” shall mean one-third of the number of Directors then in office appointed to serve on the applicable committee; and the references in all such Sections to the “Board” shall mean the applicable committee). Written minutes shall be kept of all committee meetings.

Article V
SHAREHOLDER MEETINGS
1.Annual Meeting.
(a)An Annual Meeting shall be held each year on such date and at such time as may be designated by the Board.
(b)At an Annual Meeting, only such business shall be conducted as shall have been properly brought before the Annual Meeting. To be properly brought before an Annual Meeting, business must be (i) specified in the notice of the Annual Meeting (or in any supplement or amendment thereto) given by or at the direction of the Board, (ii) brought before the Annual Meeting by or at the direction of the Board or by the Chairman, the Chief Executive Officer or the Lead Independent Director (if one has been appointed), (iii) properly brought before the Annual Meeting by a Shareholder who is entitled to vote at the meeting and who complies with the notice procedures and other requirements set forth in this Article V, Section 1, or (iv) properly brought before the Annual Meeting by an Eligible Shareholder (as defined in Article V, Section 4 of these Bylaws) whose Shareholder Nominee (as defined in Article V, Section 4 of these Bylaws) is properly included in the Corporation’s proxy materials for the relevant Annual Meeting. For the avoidance of doubt, the foregoing clauses (iii) and (iv) shall be the exclusive means for a Shareholder to make Director nominations, and the foregoing clause (iii) shall be the exclusive means for a Shareholder to propose other business (other than a proposal included in the Corporation’s proxy materials pursuant to and in compliance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (including any successor provision of law, the “Exchange Act”)), at an Annual Meeting. For business to be properly brought before an Annual Meeting by a Shareholder (including the nomination of any person for election to the Board) pursuant to the foregoing clause (iii), the Shareholder must have given timely and proper written notice to the Secretary.
To be timely under this Article V, Section 1, the Shareholder’s written notice must be received by the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the date of the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the Annual Meeting to which the Shareholder’s written notice relates is to be held on a date that is more than 60 days before or more than 60 days after such anniversary date, or if no Annual Meeting was held in the preceding year, the Shareholder’s written notice to be timely must be so received not later than the close of business on the 10th day following the date on which public disclosure of the date of the Annual Meeting is first made or given to Shareholders. As used in these Bylaws, (A) the “close of business” shall mean 5:00 p.m. local time at the principal executive offices of the Corporation on any calendar day and (B) “public disclosure” shall include disclosure in a press release or in a document publicly filed by the Corporation with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder. In no event shall any adjournment, recess or postponement of an Annual Meeting or the public disclosure thereof commence a new time period (or extend any time period) for the giving of timely written notice for business to be properly brought before the Annual Meeting by a Shareholder as described in this Article V, Section 1.

To be proper under this Article V, Section 1, the Shareholder’s written notice must set forth as to each matter the Shareholder proposes to bring before the Annual Meeting (1) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (2) the text of the proposal or business to be brought before the Annual Meeting (including the text of any resolutions proposed for consideration, and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), (3) the name and address of the Shareholder as they appear on the Corporation’s books and the name and address of any of its Shareholder Associated Persons (as defined below), (4) the class and number of shares of the Corporation that are beneficially owned or held of record by the Shareholder or any of its Shareholder Associated Persons, and a description of any and all Disclosable Interests (as defined below) held by the Shareholder or any of its Shareholder Associated Persons or to which any of them is a party, (5) a description of all agreements, arrangements or understandings between or among (A) such Shareholder, (B) any Shareholder Associated Person, and/or (C) any other person or persons (naming such person or persons), in each case relating to the business to be brought before the Annual Meeting or pursuant to which such business is to be proposed by such Shareholder, and (6) any material interest of the Shareholder or any of its Shareholder Associated Persons in such business and such other information concerning the Shareholder, any of its Shareholder Associated Persons and such item of business as would be required under the rules of the SEC in a proxy statement soliciting proxies in support of the item of business proposed to be brought before the Annual Meeting; provided, however, that the disclosures required by this Section 1(b) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or similar nominee solely as a result of such entity being the Shareholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner or beneficial owners.
In addition, if the Shareholder’s written notice relates to the nomination at the Annual Meeting of any person for election to the Board, such notice to be proper must also contain (I) only the names of the nominees for whom such Shareholder intends to solicit proxies, and a Shareholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these Bylaws (for the avoidance of doubt, the number of nominees a Shareholder may nominate for election at the Annual Meeting shall not exceed the number of directors to be elected at such Annual Meeting), (II) the name, age, business address and residence address of each person to be so nominated, (III) the principal occupation or employment of each such person, (IV) the number of shares of the Corporation beneficially owned or held of record by each such person, and a description of any and all Disclosable Interests held by each such person or to which each such person is a party, (V) a description of all agreements, arrangements or understandings (including with respect to any direct or indirect compensation, reimbursement or indemnification) between or among (a) such Shareholder, (b) each nominee, (c) any Shareholder Associated Person, and/or (d) any other person or persons (naming such person or persons), in each case relating to the nomination or pursuant to which the nomination or nominations are to be made by such Shareholder and/or relating to the candidacy or service of the nominee as a Director of the Corporation, (VI) such other information concerning each such person as would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such person as a Director, and must be accompanied by a consent, signed by each such person, to serve as a Director of the Corporation if elected, (VII) if any such nominee or the Shareholder nominating the nominee or any such Shareholder Associated Person expresses an intention or recommendation that the Corporation enter into a strategic transaction, any material interest in such transaction of each such proposed nominee, Shareholder or Shareholder Associated Person, including any equity interests or any Disclosable

Interests held by each such nominee, Shareholder or Shareholder Associated Person in any other person the value of which interests could reasonably be expected to be materially affected by such transaction, (VIII) a written statement, not to exceed 500 words, in support of such proposed nominee, (IX) a written and signed representation as to whether the Shareholder, any Shareholder Associated Person or any other participant (as defined in Item 4 of Schedule 14A under the Exchange Act) will engage in a solicitation with respect to such nomination and, if so, whether or not such solicitation will be conducted as an exempt solicitation under Rule 14a-2(b) under the Exchange Act, the name of each participant in such solicitation and the amount of the cost of solicitation that has been and will be borne, directly or indirectly, by each participant in such solicitation and, in the case of any solicitation that is subject to Rule 14a-19 under the Exchange Act, a written and signed agreement that (a) such person or group will deliver, through means satisfying each of the conditions that would be applicable to the Corporation under either Rule 14a-16(a) (Notice of Internet Availability of Proxy Materials) or Rule 14a-16(n) (Full Set Delivery) under the Exchange Act, a proxy statement and form of proxy to holders (including any beneficial owners pursuant to Rule 14b-1 and Rule 14b-2 under the Exchange Act) of at least 67% of the voting power of the Corporation’s shares entitled to vote generally in the election of directors and (b) immediately after soliciting the percentage of Shareholders referred to under clause (a) above, such Shareholder or Shareholder Associated Person will provide the Corporation with documents, which may take the form of a certified statement and documentation from a proxy solicitor, demonstrating that the necessary steps have been taken to deliver a proxy statement and form of proxy to holders of such percentage of the Corporation’s shares, (X) a written and signed representation and agreement of each such nominee, pursuant to which such nominee represents and agrees that such nominee (a) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such nominee, if elected as a Director, will act or vote on any issue or question or that could reasonably be expected to limit or interfere with such nominee’s ability to comply with his or her fiduciary duties under applicable law that has not been disclosed to the Corporation, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a Director that has not been disclosed to the Corporation, (c) if elected as a Director, will comply with all of the Corporation’s then-existing corporate governance, conflict of interest, confidentiality and stock ownership and trading policies, codes and guidelines and any other Corporation policies, codes and guidelines applicable to Directors, and (d) consents to being named as a nominee in a proxy statement and form of proxy, (XI) a written questionnaire completed by the proposed nominee with respect to the background and qualifications of such proposed nominee (which form of questionnaire shall be provided by the Secretary upon written request).
(c)In addition, to be proper and timely written notice to the Secretary, a Shareholder providing notice of any business (including the nomination of any person for election to the Board) proposed to be made at an Annual Meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Article V, Section 1 shall be true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof. Such update and supplement (or, if applicable, written confirmation that the information provided in such notice is still true and correct as of the applicable date) shall be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). A Shareholder, in his or her initial written notice of any business to the Secretary, shall confirm his or her intention to update and supplement such notice as required herein. The obligation to update and supplement as set forth in this Section 1(c) or any other provision of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a Shareholder, extend any applicable deadlines hereunder or under any other provision of these Bylaws or enable or be deemed to permit a Shareholder who has previously submitted notice hereunder or under any other provision of these Bylaws to amend or update any nomination or business proposal or to submit any new nomination or business proposal, including by changing or adding nominees, matters, business and or resolutions proposed to be brought before a meeting of the Shareholders.
(d)Nothing in these Bylaws shall be deemed to affect any rights of Shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Notwithstanding anything in these Bylaws to the contrary, except for proposals properly and timely made in accordance with Rule 14a-8 under the Exchange Act and included in the notice of Annual Meeting given by or at the direction of the Board, no business shall be conducted at an Annual Meeting except in accordance with the procedures set forth in this Article V.
(e)As used in this Article V, Section 1, “Shareholder Associated Person” shall mean (i) the beneficial owner or beneficial owners on whose behalf the written notice of business proposed to be brought before the Annual Meeting is made, if different from the Shareholder proposing such business and (ii) each “affiliate” or “associate” (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Bylaws) of each such Shareholder or beneficial owner.
(f)As used in this Article V, Section 1, “Disclosable Interests” shall mean any agreement, arrangement or understanding (including any derivatives, swaps, long or short positions, options, warrants, convertible securities, stock appreciation or similar rights, performance-related fees, hedging or pledging transactions, voting rights, dividend rights and/or borrowed or loaned shares) that is held or has been entered into, directly or indirectly, by or on behalf of such Shareholder, the nominee proposed by such Shareholder, as applicable, or any such Shareholder Associated Person, the effect or intent of which is to mitigate loss to, manage the risk or benefit of share price changes for, provide the opportunity to profit from share price changes to, or maintain, increase or decrease the voting power of, such Shareholder, proposed nominee, as applicable, or any such Shareholder Associated Person, with respect to shares of stock of the Corporation; provided, however, that Disclosable Interests shall not include any such disclosures with respect to any broker, dealer, commercial bank, trust company or similar nominee solely as a result of such entity being the Shareholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner or beneficial owners.
(g)For purposes of this Article V, to be considered a “qualified representative” of the Shareholder, a person must be a duly authorized officer, manager or partner of such Shareholder or must be authorized by a writing executed by such Shareholder or an electronic transmission delivered by such Shareholder to act for such Shareholder as proxy at the applicable Annual Meeting or Special Meeting and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the applicable Annual Meeting or Special Meeting.

2.Special Meetings. Special Meetings for any purpose whatsoever may be called at any time (a) by the Chairman, the Chief Executive Officer, the President or the Board, or (b) by one or more Shareholders holding not less than 10% of the voting power of the Corporation. The person or persons calling any such meeting shall concurrently specify (i) the purpose of such Special Meeting, (ii) the business proposed to be transacted at such Special Meeting and the reasons for conducting such business at the meeting, and (iii) the text of the proposal or business to be brought before the Special Meeting (including the text of any resolutions proposed for consideration, and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment). In connection with any Special Meeting called in accordance with the provisions of this Article V, Section 2, upon request in writing sent pursuant to Section 601(c) of the General Corporation Law (or any successor provision) by the person or persons calling such meeting (to be in proper form, such request, if sent by a Shareholder or Shareholders, shall include the information required by Article V, Sections 1(b) and 1(c) of these Bylaws), it shall be the duty of the Secretary, subject to the immediately succeeding sentence, to cause notice of such meeting to be given in accordance with Article V, Section 6 of these Bylaws as promptly as reasonably practicable and, in connection therewith, to establish the place and, subject to Section 601(c) of the General Corporation Law (or any successor provision), the date and hour of such meeting. Within five business days after receiving such a request from a Shareholder or Shareholders, the Board shall determine whether such Shareholder or Shareholders have properly satisfied the requirements for calling a Special Meeting in accordance with the provisions of this Article V, Section 2 and shall notify the requesting party or parties of its finding. In the event a Special Meeting is called pursuant to clause (a) of this Article V, Section 2 for the purpose of electing one or more Directors, any Shareholder entitled to vote in such election of Directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, only if the Shareholder has given timely and proper written notice to the Secretary. To be timely under this Article V, Section 2, the Shareholder’s written notice must be received by the Secretary at the principal executive offices of the Corporation (A) not earlier than the close of business on the 120th day prior to the date of such Special Meeting and (B) not later than the later of (1) the close of business on the 90th day prior to the date of such Special Meeting or (2) the 10th day following the date on which public disclosure of the date of the Special Meeting and of the nominees proposed by the Board to be elected at such meeting is first made or given to Shareholders. To be proper, the notice shall include the information required by Article V, Sections 1(b) and 1(c) of these Bylaws. In no event shall any adjournment, recess or postponement of a Special Meeting or the public disclosure thereof commence a new time period (or extend any time period) for the giving of timely written notice for business to be properly brought before the Special Meeting by a Shareholder as described in this Article V, Section 2.
3.Determination of Proper Business. Each of the Board, the Chairman, the Lead Independent Director (if one has been appointed) and the presiding officer of any Annual Meeting or Special Meeting shall have the power to determine whether business was properly and timely proposed in accordance with the provisions of this Article V, and if any of them should determine that such business is not in compliance with this Article V, the presiding officer of the Annual Meeting or Special Meeting shall declare at the meeting that any such business was not properly and timely brought before the meeting and shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. Notwithstanding the foregoing provisions of this Article V, unless otherwise required by law, if the Shareholder (or a qualified representative of the Shareholder) does not appear at the Annual Meeting or Special Meeting and any adjournment thereof to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation. At any adjourned Annual Meeting or Special Meeting, the Corporation may transact any business that might have been properly transacted at the original meeting. Notwithstanding any other provision of these Bylaws, a Shareholder or any

Shareholder Associated Person shall comply with all applicable laws (including the Exchange Act and the rules and regulations thereunder) with respect to the matters set forth in this Article V, Section 3, and any violation of the foregoing shall be deemed a failure to comply with this Article V, Section 3.
4.Proxy Access for Director Nominations.
(a)Subject to the terms and conditions of these Bylaws, in connection with an Annual Meeting at which Directors are to be elected, the Corporation will include in its proxy statement and on its form of proxy the name of a nominee for election to the Board submitted pursuant to this Article V, Section 4 (a “Shareholder Nominee”), and will include in its proxy statement the “Required Information” (as defined below), if:
(i)     the Shareholder Nominee satisfies the eligibility requirements in this Article V, Section 4;
(ii)     the Shareholder Nominee is identified in a timely notice (the “Shareholder Notice”) that satisfies this Article V, Section 4 and is delivered by a Shareholder that qualifies as, or is acting on behalf of, an Eligible Shareholder (as defined below);
(iii)     the Eligible Shareholder expressly elects at the time of the delivery of the Shareholder Notice to have the Shareholder Nominee included in the Corporation’s proxy materials; and
(iv)     the additional requirements of these Bylaws are met.
(b)To qualify as an “Eligible Shareholder,” a Shareholder or a group as described in this Article V, Section 4(b) must:
(i)     Own and have Owned (as defined below), continuously for at least three years as of the date of the Shareholder Notice, a number of shares that represents at least three percent of the outstanding shares of the Corporation that are entitled to vote in the election of Directors as of the date of the Shareholder Notice (the “Required Shares”); and
(ii)     thereafter continue to Own the Required Shares through such Annual Meeting.
For purposes of satisfying the ownership requirements of this Article V, Section 4(b), a group of no more than 20 Shareholders and/or beneficial owners may aggregate the number of shares of the Corporation that each group member has Owned continuously for at least three years as of the date of the Shareholder Notice. No shares may be attributed to more than one Eligible Shareholder, and no Shareholder or beneficial owner, alone or together with any of its affiliates, may individually or as a member of a group qualify as more than one Eligible Shareholder under this Article V, Section 4. A group of any two or more (A) funds that are under common management and investment control or (B) publicly offered funds that are part of the same family of funds (whether organized in the U.S. or outside the U.S.) that hold themselves out to investors as related companies for purposes of investment and investor services, shall be treated as one Shareholder or beneficial owner. Whenever an Eligible Shareholder consists of a group of Shareholders and/or beneficial owners, any and all requirements and obligations for an Eligible Shareholder set forth in this Article V, Section 4 must be satisfied by and as to each such Shareholder or beneficial owner, except that shares may be aggregated as specified in this Article V, Section 4(b) and except as otherwise provided in this Article V, Section 4. The term “affiliate” or “affiliates” shall have the meanings set forth in Article V, Section 1(e).
(c)For purposes of this Article V, Section 4:
(i)     A Shareholder or beneficial owner shall be deemed to “Own” only those outstanding shares of stock as to which such person possesses both (A) the full voting and investment rights pertaining to the shares and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided, that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares (1) sold by such person or any of its affiliates in any transaction that has not been settled or closed, (2) borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell, or (3) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of stock, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such person’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree any gain or loss arising from the full economic ownership of such shares by such person or its affiliate. The terms “Owned,” “Owning” and other variations of the word “Own,” when used with respect to a Shareholder or beneficial owner, shall have correlative meanings.
(ii)     A Shareholder or beneficial owner shall “Own” shares held in the name of a nominee or other intermediary so long as the person retains the right to instruct how the shares are voted with respect to the election of Directors and the right to direct the disposition thereof and possesses the full economic interest in the shares. The person’s Ownership of shares shall be deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the person.
(iii)    A Shareholder or beneficial owner’s Ownership of shares shall be deemed to continue during any period in which the person has loaned such shares; provided, that (A) the person both has the power to recall such loaned shares on five business days’ notice and recalls the loaned shares within five business days of being notified that its Shareholder Nominee will be included in the Corporation’s proxy materials for the relevant Annual Meeting, and (B) the person holds the recalled shares through such Annual Meeting.
(d)For purposes of this Article V, Section 4, the “Required Information” that the Corporation will include in its proxy statement is:
(i)     the information set forth in the Schedule 14N provided with the Shareholder Notice concerning each Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the Corporation’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations thereunder; and

(ii)     if the Eligible Shareholder so elects, a written statement of the Eligible Shareholder (or, in the case of a group, a written statement of the group), not to exceed 500 words, in support of each Shareholder Nominee, which must be provided at the same time as the Shareholder Notice for inclusion in the Corporation’s proxy statement for the Annual Meeting (the “Statement”).
Notwithstanding anything to the contrary contained in this Article V, Section 4, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes (i) is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading), (ii) would, directly or indirectly, impugn the character, integrity or personal reputation of, or make charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to any person, or (iii) would violate any applicable law, rule, regulation or listing standard. Nothing in this Article V, Section 4 shall limit the Corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Shareholder or Shareholder Nominee.
(e)The Shareholder Notice shall set forth all information, representations and agreements (except for the representations and agreements required under clause (IX) of Article V, Section 1(b) of these Bylaws) required under Article V, Section 1(b) of these Bylaws (and for such purposes, references in Article V, Section 1(b) to any “Shareholder Associated Person” shall be deemed to refer to “Eligible Shareholder” and each affiliate or associate thereof), and in addition such Shareholder Notice shall include:
(i)     a copy of the Schedule 14N that has been or concurrently is filed with the SEC under the Exchange Act;
(ii)    the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if such relationship existed on the date of submission of the Schedule 14N;
(iii)     a statement of the Eligible Shareholder (and in the case of a group, the written agreement of each Shareholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Shareholder), which statement(s) shall also be included in the Schedule 14N filed with the SEC: (A) setting forth and certifying to the number of shares of the Corporation that the Eligible Shareholder Owns and has Owned (as defined in Article V, Section 4(c) of these Bylaws) continuously for at least three years as of the day immediately prior to the date of the Shareholder Notice and (B) agreeing to continue to Own such shares through the Annual Meeting;
(iv)    the written agreement of the Eligible Shareholder (and in the case of a group, the written agreement of each Shareholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Shareholder) addressed to the Corporation, setting forth the following additional agreements, representations, and warranties:
(A)     it will provide (1) the information required under Article V, Section 1(b) through and as of the 10th business day immediately preceding the Annual Meeting and as of the record date, (2) written statements from the record holder and intermediaries as required under Article V, Section 4(g) verifying the Eligible Shareholder’s continuous Ownership of the Required Shares, through and as of the 10th business day immediately preceding the Annual Meeting and as of the record date, and (3) immediate notice to the Corporation if the Eligible Shareholder ceases to own any of the Required Shares prior to the Annual Meeting;
(B)     it (1) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have any such intent, (2) has not nominated and will not nominate for election to the Board at the Annual Meeting any person other than the Shareholder Nominee(s) being nominated pursuant to this Article V, Section 4, (3) has not engaged and will not engage in, and has not been and will not be a participant (as defined in Item 4 of Exchange Act Schedule 14A) in, a solicitation within the meaning of Exchange Act Rule 14a-1(l), in support of the election of any individual as a Director at the Annual Meeting other than its Shareholder Nominee or a nominee of the Board, and (4) will not distribute to any Shareholder any form of proxy for the Annual Meeting other than the form distributed by the Corporation; and
(C)     it will (1) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the Shareholders or out of the information that the Eligible Shareholder provided to the Corporation, (2) indemnify and hold harmless the Corporation and each of its Directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its Directors, officers or employees arising out of any nomination submitted by the Eligible Shareholder pursuant to this Article V, Section 4, (3) comply with all laws, rules, regulations and listing standards applicable to any solicitation in connection with the Annual Meeting, (4) file all materials described below in clause (iii) of Article V, Section 4(g) with the SEC, regardless of whether any such filing is required under Exchange Act Regulation 14A, or whether any exemption from filing is available for such materials under Exchange Act Regulation 14A, and (5) promptly provide to the Corporation such other information as the Corporation may reasonably request, promptly upon, but in any event within five business days after, such request; and
(v)     in the case of a nomination by a group, the binding and conclusive designation by all group members of one group member that is authorized to act on behalf of all members of the group with respect to the nomination and matters related thereto, including withdrawal of the nomination. Any action or statement by the authorized group member with respect to the nomination and all matters related thereto, including withdrawal of the nomination, shall be valid, conclusive and binding on all members of the group and the Corporation shall be entitled to rely on such statement or action without any duty to verify its authenticity or whether the authorized group member had the authority to so act or state.
(f)To be timely under this Article V, Section 4, the Shareholder Notice must be delivered by a Shareholder to the Secretary at the principal executive offices of the Corporation by the close of business not earlier than the close of business on the

150th day nor later than the close of business on the 120th day prior to the date of the first anniversary of the date (as stated in the Corporation’s proxy materials) the definitive proxy statement was first released to Shareholders in connection with the preceding year’s Annual Meeting; provided, however, that in the event the Annual Meeting is more than 60 days before or more than 60 days after the anniversary of the preceding year’s meeting, or if no Annual Meeting was held in the preceding year, to be timely, the Shareholder Notice must be so delivered by the close of business (i) not earlier than the close of business on the 150th day prior to the date of such Annual Meeting and (ii) not later than the later of (A) the close of business on the 120th day prior to the date of such Annual Meeting or (B) the 10th day following the day on which public disclosure (as defined in Article V, Section 1(b) of these Bylaws) of the date of such Annual Meeting is first made or given to Shareholders. The Shareholder Notice shall be deemed submitted on the date on which all of the information and documents referred to in this Article V, Section 4 (other than such information and documents contemplated to be provided after the date the Shareholder Notice is provided) have been delivered to the Secretary. In no event shall any adjournment, recess or postponement of an Annual Meeting or the public disclosure thereof commence a new time period (or extend any time period) for the giving of a timely Shareholder Notice as described above.
(g)An Eligible Shareholder must:
(i)     simultaneously with its delivery of the Shareholder Notice, provide to the Corporation one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three-year holding period, specifying the number of shares that the Eligible Shareholder Owns, and has Owned continuously in compliance with this Article V, Section 4;
(ii)     include in the Schedule 14N filed with the SEC a statement by the Eligible Shareholder (and in the case of a group, by each Shareholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Shareholder) certifying (A) the number of shares of the Corporation that it Owns and has Owned continuously for at least three years as of the day immediately preceding the date of the Shareholder Notice, and (B) that it Owns and has Owned such shares within the meaning of Article V, Section 4(c);
(iii)     file with the SEC any solicitation or other communication by or on behalf of the Eligible Shareholder relating to the Annual Meeting, one or more of Directors or Director nominees or any Shareholder Nominee, regardless of whether any such filing is required under Exchange Act Regulation 14A or whether any exemption from filing is available for such solicitation or other communication under Exchange Act Regulation 14A; and
(iv)     in the case of any group, within five business days after the date of the Shareholder Notice, provide to the Corporation documentation reasonably satisfactory to the Corporation demonstrating that the number of Shareholders and/or beneficial owners within such group does not exceed 20, including whether a group of funds qualifies as one Shareholder or beneficial owner within the meaning of Article V, Section 4(b).
The information provided pursuant to this Article V, Section 4(g) shall be deemed part of the Shareholder Notice for purposes of this Article V, Section 4.

(h)Within the time period for delivery of the Shareholder Notice, a written representation and agreement of each Shareholder Nominee shall be delivered to the Secretary at the principal executive offices of the Corporation, which shall be signed by each Shareholder Nominee and shall represent and agree that such Shareholder Nominee:
(i)     consents to being named in the Corporation’s proxy statement and form of proxy as a nominee and to serving as a Director if elected;
(ii)     is not and will not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Shareholder Nominee, if elected as a Director, will act or vote on any issue or question or that could reasonably be expected to limit or interfere with the Shareholder Nominee’s ability to comply with his or her fiduciary duties under applicable law that has not been disclosed to the Corporation;
(iii)     is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a Director that has not been disclosed to the Corporation; and
(iv)     if elected as a Director, will comply with all of the Corporation’s then-existing corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies, codes and guidelines, and any other Corporation policies, codes and guidelines applicable to Directors.
To be proper, the Shareholder Notice must also include a written questionnaire completed by the Shareholder Nominee with respect to the background and qualifications of the Shareholder Nominee (which form of questionnaire shall be provided by the Secretary upon written request). The Shareholder Nominee must provide to the Corporation such other information as the Corporation may reasonably request promptly upon, but in any event within five business days after, such request. The Corporation may request such additional information as necessary to permit the Board to determine if each Shareholder Nominee satisfies the requirements of this Article V, Section 4.
(i)In the event that any information or communications provided by the Eligible Shareholder or any Shareholder Nominee to the Corporation or its Shareholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), such Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly (and in any event within 48 hours) notify the Secretary and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any defect or limit the Corporation’s right to omit a Shareholder Nominee from its proxy materials as provided in this Article V, Section 4.
(j)Notwithstanding anything to the contrary contained in this Article V, Section 4, the Corporation may (x) omit from its proxy materials any Shareholder Nominee and (y) otherwise communicate to its Shareholders, including by amending or supplementing its proxy materials, that the Shareholder Nominee will not be included as a Shareholder Nominee in the proxy materials, and such nomination shall be disregarded and no vote on such Shareholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:
(i)     the Eligible Shareholder or Shareholder Nominee breaches any of its respective agreements, representations, or warranties set forth in the Shareholder Notice (or otherwise submitted pursuant to this Article V, Section 4), any of the information in the Shareholder Notice (or otherwise submitted pursuant to this Article V, Section 4) was not, when provided, true, correct and complete, or the requirements of this Article V, Section 4 have otherwise not been met;
(ii)     the Shareholder Nominee (A) is not independent under any applicable listing standards, any applicable rules of the SEC, and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Directors, (B) fails to meet the qualifications applicable to the Directors contained in either of the Corporation’s Corporate Governance Guidelines (as amended from time to time) or Code of Business Conduct and Ethics for Directors and Principal and Executive Officers (as amended from time to time), (C) is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended (or any successor provision or law), (D) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) within the past 10 years or (E) is subject to any order of the type specified in Rule 506(d) of Regulation D (or any successor rule) promulgated under the Securities Act of 1933, as amended (or any successor provision of law, the “Securities Act”);
(iii)     the Corporation has received a notice (whether or not subsequently withdrawn) that a Shareholder intends to nominate any candidate for election to the Board pursuant to the advance notice requirements for Shareholder nominees for Director in Article V, Section 1(b);
(iv)     the election of the Shareholder Nominee to the Board would cause the Corporation or the Shareholder Nominee to violate the Articles of Incorporation of the Corporation, these Bylaws, any applicable law, rule, regulation or listing standard; or
(v)     the Eligible Shareholder or applicable Shareholder Nominee fails to comply with its obligations pursuant to these Bylaws, including its obligations under this Article V, Section 4.
(k)The maximum number of Shareholder Nominees submitted by all Eligible Shareholders that may be included in the Corporation’s proxy materials pursuant to this Article V, Section 4, shall not exceed the greater of (i) two or (ii) 20% of the number of Directors in office as of the last day on which a Shareholder Notice may be delivered pursuant to this Article V, Section 4 with respect to the Annual Meeting, or if such amount is not a whole number, the closest whole number (rounding down) below 20% (such resulting number, the “Permitted Number”); provided, that the Permitted Number shall be reduced by (A) any Shareholder Nominee whose name was submitted for inclusion in the Corporation’s proxy materials pursuant to this Article V, Section 4 but who the Board decides to nominate as a Board nominee and (B) any nominees who were previously elected to the Board as Shareholder Nominees at any of the preceding two Annual Meetings and who are nominated for election at such Annual Meeting by the Board as a Board nominee. In the event that one or more vacancies for any reason occurs after the date of the Shareholder Notice but before the Annual Meeting and the Board resolves to reduce the authorized number of Directors in connection therewith, the Permitted Number shall be calculated based on the number of Directors in office as so reduced. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Article V, Section 4 exceeds the Permitted Number, the Corporation shall determine which Shareholder Nominees shall be included in the Corporation’s proxy materials in accordance with the following provisions: each Eligible Shareholder will select one Shareholder Nominee for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of the Corporation each Eligible Shareholder disclosed as Owned in its respective Shareholder Notice submitted to the Corporation. If the Permitted Number is not reached after each Eligible Shareholder has selected one Shareholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached. Following such determination, if any Shareholder Nominee who satisfies the eligibility requirements in this Article V, Section 4 thereafter is nominated by the Board, thereafter is not included in the Corporation’s proxy materials or thereafter is not submitted for Director election for any reason (including the Eligible Shareholder’s or Shareholder Nominee’s failure to comply with this Article V, Section 4), no other nominee or nominees shall be included in the Corporation’s proxy materials or otherwise submitted for Director election in substitution thereof.
(l)Any Shareholder Nominee who is included in the Corporation’s proxy materials for a particular Annual Meeting but either (i) withdraws from or becomes ineligible or unavailable for election at the Annual Meeting for any reason, including for the failure to comply with any provision of these Bylaws (provided, that in no event shall any such withdrawal, ineligibility or unavailability commence a new time period (or extend any time period) for the giving of a Shareholder Notice) or (ii) does not receive a number of votes cast in favor of his or her election at least equal to 25% of the shares present in person or represented by proxy and entitled to vote in the election of Directors, will be ineligible to be a Shareholder Nominee pursuant to this Article V, Section 4 for the next two Annual Meetings.
(m)The Board (and any other person or body authorized by the Board) shall have the power and authority to interpret this Article V, Section 4 and to make any and all determinations necessary or advisable to apply this Article V, Section 4 to any persons, facts or circumstances, including the power to determine (i) whether one or more Shareholders or beneficial owners qualifies as an Eligible Shareholder, (ii) whether a Shareholder Notice complies with this Article V, Section 4 and has otherwise met the requirements of this Article V, Section 4, (iii) whether a Shareholder Nominee satisfies the qualifications and requirements in this Article V, Section 4, and (iv) whether any and all requirements of this Article V, Section 4 have been satisfied. Any such interpretation or determination adopted in good faith by the Board (or any other person or body authorized by the Board) shall be binding on all persons, including the Corporation and its Shareholders (including any beneficial owners). For purposes of applying the requirements of this Article V, Section 4 (including clause (ii) of Article V, Section 4(a)), the number of Required Shares required to be Owned by any person or persons during any time period shall be adjusted, in the manner determined by the Board (or any authorized committee thereof) or by the Chief Financial Officer, to account for any stock dividend, stock split, subdivision, combination, reclassification or recapitalization of stock. Notwithstanding the foregoing provisions of this Article V, Section 4, unless otherwise required by law or otherwise determined by the presiding officer of the meeting, if the Shareholder (or a qualified representative of the Shareholder, as defined in Article V, Section 1(g)) does not appear at the Annual Meeting to present its

Shareholder Nominee or Shareholder Nominees, such nomination or nominations shall be disregarded, notwithstanding that proxies in respect of the election of the Shareholder Nominee or Shareholder Nominees may have been received by the Corporation. This Article V, Section 4 shall be the exclusive method for Shareholders to include nominees for Director election in the Corporation’s proxy materials.
5.Place of Meetings. All meetings of the Shareholders shall be held at the principal office of the Corporation in San Diego, California, or at such other place (which, for the avoidance of doubt, shall include meetings held, in whole or in part, by any means of remote communication or by any other means permitted by applicable law) as may be determined by the Board.
6.Notice of Meetings. Notice shall be given to each Shareholder entitled to vote of the date, time, place and general purpose of each meeting of Shareholders. Notice may be given personally, or by mail, or by telegram, or by electronic transmission as set forth in the California Corporations Code, charges prepaid, to the Shareholder’s physical or electronic address appearing on the books of the Corporation or given by the Shareholder to the Corporation for the purpose of notice. If a Shareholder supplies no address to the Corporation, notice shall be deemed to be given if mailed to the place where the principal office of the Corporation is situated, or published at least once in some newspaper of general circulation in the county of said principal office. In addition, notice may be given by any other means permitted by applicable law (which, for the avoidance of doubt, shall include pursuant to any order, proclamation or other official action of the Governor of the State of California). Notice of any meeting shall be sent to each Shareholder entitled thereto not less than 10 nor more than 60 days before such meeting; provided, however, that when any meeting of Shareholders is adjourned to another date, time or place, notice need not be given of the adjourned meeting if its date, time and place are announced at the meeting at which the adjournment is taken.
7.Record Dates; Voting. The Board may fix a time in the future not less than 10 nor more than 60 days preceding the date of any meeting of Shareholders, or not more than 60 days preceding the date fixed for the payment of any dividend or distribution, or for the allotment of rights, or when any change or conversion or exchange of shares shall go into effect, as a record date for the determination of the Shareholders entitled to notice of and to vote at any such meeting or entitled to receive any such dividend or distribution, or any such allotment of rights, or to exercise the rights in respect to any such change, conversion, or exchange of shares. In such case, only Shareholders of record at the close of business on the date so fixed shall be entitled to notice of and to vote at such meeting or to receive such dividend, distribution or an allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after any record date fixed as aforesaid, except as otherwise provided by the Articles of Incorporation or the General Corporation Law.
8.Quorum. At any Shareholders’ meeting a majority of the shares entitled to vote must be represented in order to constitute a quorum for the transaction of business, but a majority of the shares present, or represented by proxy, though less than a quorum, may adjourn the meeting to some other date, and from day to day or from time to time thereafter until a quorum is present.
9.Confidential Voting. Each Shareholder shall be entitled to elect voting confidentiality as provided in this Article V, Section 9 on all matters submitted to Shareholders by the Board and each form of proxy, consent, ballot or other written voting instruction distributed to the Shareholders shall include a check box or other appropriate mechanism by which Shareholders who desire to do so may so elect voting confidentiality. Any inspectors of election, vote tabulators and other persons if appointed or engaged by or on behalf of the Corporation to process voting instructions shall be advised of and instructed to comply with this Article V, Section 9 and, except as required or permitted hereby, not at any time to disclose to any person (except to other persons engaged in processing voting instructions), the identity and individual vote of any Shareholder electing voting confidentiality; provided, however, that voting confidentiality shall not apply and the name and individual vote of any Shareholder may be disclosed to the Corporation or to any person (a) to the extent that such disclosure is required by applicable law or is appropriate to assert or defend any claim relating to voting or (b) with respect to any matter for which votes of Shareholders are solicited in opposition to any of the nominees or the recommendations of the Board, including the election of persons nominated as a candidate for election as a Director under Article V, Section 1 and the election of Shareholder Nominees nominated pursuant to Article V, Section 4, unless the persons engaged in such opposition solicitation provide Shareholders with voting confidentiality (which, if not otherwise provided, will be requested by the Corporation) comparable in the opinion of the Corporation to the voting confidentiality provided by this Article V, Section 9.
10.Conduct of Meeting. The Chairman; or if the Chairman is unavailable and is not also the Chief Executive Officer, the Chief Executive Officer; or if the Chief Executive Officer is unavailable and is not also the President, the President; or if the Chairman, the Chief Executive Officer and the President are unavailable, the Lead Independent Director (if one has been appointed); or if the Chairman, the Chief Executive Officer, the President and the Lead Independent Director are unavailable, the Chief Financial Officer; or if the Chairman, the Chief Executive Officer, the President, the Lead Independent Director and the Chief Financial Officer are unavailable, such other officer of the Corporation designated by the Board, will call meetings of the Shareholders to order, will act as presiding officer thereof and may adjourn the meeting to some other place, date or time. Unless otherwise determined by the Board prior to the meeting, the presiding officer of the meeting of Shareholders will also have the authority in his or her sole discretion to regulate the conduct of any such meeting, including by (a) limiting attendance at or participation in the meeting to Shareholders entitled to vote at the meeting, their duly authorized and constituted proxies, qualified representatives (including rules for who qualifies as such) and such other persons as the presiding officer of the meeting shall permit, (b) ascertaining whether any Shareholder or his or her proxy may be excluded from any meeting of Shareholders based upon any determination by the presiding officer that any such person has unduly disrupted or is likely to disrupt the proceedings thereat, (c) determining the circumstances in which any person may make a statement or ask questions at any meeting of Shareholders and limitations on the time allotted for consideration of each agenda item and for questions and comments by participants, (d) setting an agenda or order of business for the meeting, (e) determining rules and procedures for maintaining order at the meeting and the safety of those present, (f) determining restrictions on entry to the meeting after the time fixed for the commencement thereof, and (g) determining procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting.
11.White Proxy Card. Any Shareholder directly or indirectly soliciting proxies from other Shareholders must use a proxy card color other than white, which shall be reserved for the exclusive use for solicitation by the Board.
Article VI
CERTIFICATES FOR SHARES
1.Form. Every holder of shares in the Corporation shall be entitled to have a certificate signed in the name of the Corporation by the Chairman or Vice Chairman of the Board or the President or a Vice President and by the Chief Financial Officer or an Assistant Treasurer or the Secretary or any Assistant Secretary, certifying the number of shares and the class or series of shares owned by the Shareholder. Any or all of the signatures on the certificate may be facsimile.
2.Surrender. Upon a surrender to the Secretary or to a transfer agent designated by the Corporation for the applicable class or series of shares, of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the party entitled thereto, cancel the old certificate and record the transaction upon its books.
3.Right of Transfer. When a transfer of shares on the books is requested and there is a reasonable doubt as to the rights of the persons seeking such transfer, the Corporation or its transfer agent for the applicable class or series of shares, before entering the transfer of the shares on its books, canceling any share certificate or issuing any new share certificate reflecting such transfer, may require from each such person reasonable proof of his or her rights, and if there remains a reasonable doubt in respect thereto, may refuse to effect the requested transfer unless each such person shall give adequate security or a bond of indemnity executed by a corporate surety, or by two individual sureties, satisfactory to the Corporation as to form, amount and responsibility of sureties.
4.Conflicting Claims. The Corporation shall be entitled to treat the holder of record of any shares as the holder in fact thereof and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as expressly provided by applicable law.
5.Loss, Theft and Destruction. In the case of the alleged loss, theft or destruction of any certificate for shares, another may be issued in its place as follows: (a) the owner of the lost, stolen or destroyed certificate shall file with the transfer agent designated by the Corporation for the applicable class or series of shares a duly executed affidavit concerning the loss, theft or destruction of the certificate, an agreement indemnifying the Corporation, its transfer agents and its registrars against any claim that may be made against any of them (including any expense or liability) on account of the alleged loss, theft or destruction of such certificate or the issuance of any new certificate in replacement thereof, and proof of a bond or other adequate security sufficient to indemnify the Corporation, its transfer agents and its registrars against any claim that may be made against any of them (including any expense or liability) on account of the alleged loss, theft or destruction of such certificate or the issuance of any new certificate in replacement thereof, accompanied by a check representing the cost of the bond or other adequate security and executed by a surety company or similar institution satisfactory to the Corporation, its transfer agents and its registrars; or (b) the Board may, in its discretion, authorize the issuance of a new certificate to replace a lost, stolen or destroyed certificate on such other terms and conditions as it may determine to be reasonable.
Article VII
INDEMNIFICATION
1.Definitions. For the purposes of this Article VII, “agent of the Corporation” means any person (other than a Director or Officer of the Corporation) who (a) is or was an agent or employee of the Corporation, or (b) is or was serving at the request of the Corporation as an agent or employee of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or (c) was an agent or employee of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation or (d) is or was an agent or employee of the Corporation or any of its subsidiaries and is or was serving at the request of the Corporation or any of its subsidiaries as a fiduciary or administrator of any employee benefit plan sponsored by the Corporation or any of its subsidiaries; “Director or Officer of the Corporation” means any person who (i) is or was a Director or officer of the Corporation, (ii) is or was serving at the request of the Corporation as a Director or officer of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, (iii) is or was a Director or officer of the Corporation and is or was serving at the request of the Corporation as a Director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, (iv) was a Director or officer of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation or (v) is or was a Director or officer of the Corporation or any of its subsidiaries and is or was serving at the request of the Corporation or any of its subsidiaries as a fiduciary or administrator of any employee benefit plan sponsored by the Corporation or any of its subsidiaries; “proceeding” means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative, or investigative; and “expenses” includes attorneys’ fees and any expenses of establishing a right to indemnification under Section 4 or clause (d) of Section 5 of this Article VII.
2.Indemnification for Third-Party Actions. The Corporation shall indemnify any person who is or was a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that such person is or was a Director or Officer of the Corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Corporation, and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. The Corporation shall have, in its discretion, the power to indemnify any person who is or was a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the Corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Corporation, and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Corporation or that such person had reasonable cause to believe that such person’s conduct was unlawful.
3.Indemnification for Derivative Actions. The Corporation shall indemnify any person who is or was a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a Director or Officer of the Corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action, as well as, to the fullest extent permissible under California law and the Articles of Incorporation, judgments, fines, settlements and other amounts actually and reasonably incurred by such person in connection with such action (whether or not any such item is deemed to be an expense) if such person acted in good faith and in a manner such person believed to be in the best interests of the Corporation and its Shareholders. The Corporation shall have, in its discretion, the power to indemnify any person who is or was a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was an agent of the Corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action, as well as, to the fullest extent permissible under California law and the Articles of Incorporation, judgments, fines, settlements and other amounts actually and reasonably incurred by such person in connection with such action (whether or not any such item is deemed to be an expense) if such person acted in good faith and in a manner such person believed to be in the best interests of the Corporation and its Shareholders. No indemnification shall be made under this Article VII, Section 3: (a) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation in the performance of such person’s duty to the Corporation and its Shareholders, unless and only to the extent that the court in which such proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine; (b) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (c) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.
4.Successful Defense. Notwithstanding any other provision of this Article VII, to the extent that a Director or Officer of the Corporation has been successful on the merits or otherwise (including the dismissal of an action without prejudice or the settlement of a proceeding or action without admission of liability) in defense of any proceeding referred to in Sections 2 or 3 of this Article VII, or in defense of any claim, issue or matter therein, such Director or Officer of the Corporation shall be indemnified against expenses actually and reasonably incurred by such Director or Officer of the Corporation in connection therewith.
5.Indemnification Determination. Except as provided in Article VII, Section 4, any indemnification under Section 2 or 3 of this Article VII shall be made by the Corporation only if authorized in the specific case, upon a determination that indemnification of the Director or Officer of the Corporation or agent of the Corporation is proper in the circumstances because the person has met the applicable standard of conduct set forth in Article VII, Section 2 or 3, as applicable, by (a) a majority vote of a quorum consisting of Directors who are not parties to such proceeding; (b) if such a quorum of Directors is not obtainable, by independent legal counsel in a written opinion; (c) Approval of the shareholders; provided, that, for such purpose, the shares owned by the person to be indemnified shall not be entitled to vote thereon; or (d) the court in which such proceeding is or was pending, upon application made by the Corporation, such Director or Officer of the Corporation or agent of the Corporation, as applicable, or the attorney or other person rendering services in connection with the defense, whether or not such application by such Director or Officer of the Corporation or agent of the Corporation, as applicable, attorney or other person is opposed by the Corporation.
6.Advancement of Expenses. Expenses incurred by a Director or Officer of the Corporation in defending any proceeding shall be advanced by the Corporation (and, if authorized by the Board, expenses incurred by an agent of the Corporation in defending any proceeding may be advanced by the Corporation) prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the Director or Officer of the Corporation or agent of the Corporation, as applicable, to repay such amount if it shall be determined ultimately that such person is not entitled to be indemnified as authorized in this Article VII.
7.Restriction on Indemnification. No indemnification or advance shall be made under this Article VII, except as provided in Section 4, clause (d) of Section 5 and Section 6 hereof, in any circumstance where it appears that it would be inconsistent with (a) a provision of the Articles of Incorporation, the bylaws of the Corporation as they may be in effect from time to time, a resolution of the Shareholders or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid which prohibits or otherwise limits indemnification; or (b) any condition expressly imposed by a court in approving a settlement.

8.Non-Exclusive. The indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of Shareholders or disinterested Directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. The rights to indemnification under this Article VII shall continue as to a person who has ceased to be a Director or Officer of the Corporation or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such person.
9.Expenses as a Witness. To the extent that any Director or Officer of the Corporation (or, to the extent authorized by the Board, any agent of the Corporation) is by reason of such position, or a position with another entity at the request of the Corporation, a witness in any proceeding, he or she shall be indemnified against all expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.
10.Insurance. The Corporation shall have, in its discretion, the power to purchase and maintain directors and officers liability insurance and other liability insurance, at its expense, to protect itself and any Director or Officer of the Corporation or agent of the Corporation against any liability, loss or other cost of any kind or nature asserted against or incurred by such person in such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability, loss or other cost under the provisions of this Article VII or under the General Corporation Law.
11.Separability. Each and every paragraph, sentence, term and provision of this Article VII is separate and distinct so that if any paragraph, sentence, term or provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of any other paragraph, sentence, term or provision hereof. To the extent required, any paragraph, sentence, term or provision of this Article VII may be modified by a court of competent jurisdiction to preserve its validity and to provide the claimant with, subject to the limitations set forth in this Article VII and any agreement between the Corporation and claimant, the broadest possible indemnification permitted under California or other applicable law. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless have the power to indemnify each Director or Officer of the Corporation or agent of the Corporation against expenses and other amounts actually and reasonably incurred in connection with such action (whether or not any such item is deemed to be an expense) with respect to any proceeding, whether internal or external, including a grand jury proceeding and including an action brought by or in the right of the Corporation, to the fullest extent permissible by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permissible under California law and the Articles of Incorporation.
12.Agreements. Upon, and in the event of, a determination of the Board to do so, the Corporation is authorized to enter into indemnification agreements with any or all of the Directors or Officers of the Corporation or agents of the Corporation providing for indemnification to the fullest extent permissible under California law and the Articles of Incorporation.
13.Retroactive Appeal. In the event this Article VII is repealed or modified so as to reduce the protection afforded herein, the indemnification provided by this Article VII shall remain in full force and effect with respect to any act or omission occurring prior to such repeal or modification. The rights of each Director or Officer of the Corporation to indemnification and advancement of expenses in this Article VII shall be deemed to be contractual rights.

Article VIII
OBLIGATIONS
All obligations of the Corporation, including promissory notes, checks, drafts, bills of exchange, contracts of every kind, and evidences of indebtedness issued in the name of, or payable to, or executed on behalf of the Corporation, shall be signed or endorsed by such officer or officers, or duly authorized agent or agents, of the Corporation and in such manner as, from time to time, shall be determined by the Board.
Article IX
EMERGENCY PROVISIONS
1.General. The provisions of this Article IX shall be operative only during any emergency as such term is defined in Section 207(i)(5) of the General Corporation Law (each, an “emergency”). During an emergency, the provisions of this Article IX shall override all other Bylaws of the Corporation in conflict with any provisions of this Article IX, and shall remain effective only during the emergency, and shall not be effective after the emergency ends; provided, that all actions taken in good faith pursuant to such provisions shall thereafter remain in full force and effect unless and until revoked by action taken pursuant to the provisions of these Bylaws other than those contained in this Article IX.
2.Meetings of the Board; Notice of Meetings. During any emergency, a meeting of the Board or any committee thereof may be called by any member of the Board or the Chief Executive Officer, the President, the Chief Financial Officer or the Secretary of the Corporation or any of the other Designated Officers (as such term is defined below). Notice of the place, date, and time of the meeting shall be given by any available means of communication by the person calling the meeting to such of the Directors or committee members and Designated Officers as, in the reasonable judgment of the person calling the meeting, it may be feasible to reach. Such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit. For purposes of this Article IX, the term “Designated Officer” means the following list of officers of the Corporation who shall be deemed to be, in the order in which they appear on such list (in each case, to the extent any such officer is not also a Director, and with any person holding more than one office to be counted for the first office held by such person that appears on such list) up until a quorum is obtained, members of the Board or of any committee thereof, as the case may be, for purposes of obtaining a quorum and having powers to act as Directors or committee members at meetings during an emergency pursuant to Section 3 of this Article IX: the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, the Principal Accounting Officer (however designated), the Controller, and the Corporate Secretary.
3.Quorum. At any meeting of the Board called in accordance with Section 2 of this Article IX, the number of Directors necessary to constitute a quorum shall be the greater of (a) one-third of the authorized number of Directors, or (b) the minimum number as, pursuant to law or lawful decree then in force, it is possible for these Bylaws to specify. At any meeting of any committee of the Board called in accordance with Section 2 of this Article IX, the presence or participation of one committee member shall constitute a quorum. In the event that the number of Directors that are able to attend a meeting of the Board or any committee thereof is insufficient to constitute a quorum for the transaction of business (including in the event that no Directors are able to attend a meeting of the Board or any committee thereof), and provided, that the Designated Officers in attendance have used their reasonable best efforts to convene the number of Directors sufficient to constitute a quorum for the transaction of business in accordance with Section 2 of this Article IX, and provided further, that any action to be taken at such meeting of the Board or any committee thereof is reasonably necessary to the Corporation’s business operations and affairs or otherwise designed to effect a response to the emergency, the Designated Officers in attendance shall serve as Directors or committee members, as the case may be, for the meeting until a quorum is present and will have full powers to act as Directors or committee members at such meeting, as the case may be.
Article X
MISCELLANEOUS MATTERS
1.Corporate Seal. The corporate seal shall set forth the name of the Corporation and the state and date of incorporation.
2.Amendments. These Bylaws may be amended or repealed as set forth in the Articles of Incorporation.
3.Availability of Bylaws. A current copy of these Bylaws shall be mailed or otherwise furnished to any Shareholder of record within five days after receipt of a request therefor.
4.Interpretation. Unless the context requires otherwise or as otherwise defined in these Bylaws, the singular number includes the plural; the plural number includes the singular; the word “including” is not a term of limitation; any calculations related to the number of Directors required to constitute a quorum that result in a fraction shall be rounded up to the nearest whole number; “Approval of the shareholders”, “Approval of the outstanding shares”, “Distribution to its shareholders” and all other capitalized terms not otherwise defined in these Bylaws that are defined in the General Corporation Law shall have the respective meanings given to them in the General Corporation Law; and the general provisions and rules of construction in the General Corporation Law shall govern the construction and interpretation of these Bylaws.

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